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                                                                    EXHIBIT 23.4

                          CONSENT OF ERNST & YOUNG LLP


     We hereby consent to the use of our name and the inclusion of references to, and description of, our tax opinion to Quantum Corporation, dated October 3, 2000, and reliance letter to Maxtor Corporation, dated October 3, 2000. We further consent to the inclusion of our tax opinion and reliance letter and the documents related thereto as an exhibit to this registration statement on Form S-4 of Maxtor Corporation, as well as the reference to us under the heading "Legal and Tax Matters" in the registration statement.



     Based upon the documents listed in our opinion included as Exhibit 8.3 to this registration statement, the facts as summarized therein, and subject to the limitations and qualifications stated therein, we are of the opinion that the discussion in the joint proxy statement/prospectus, which forms part of the registration statement, under the caption "Material Tax Consequences of the Split-off and Merger," to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States and the state franchise and income tax laws of California, Colorado and Massachusetts as applicable solely to the separation and redemption, is accurate in all material respects.


Ernst & Young LLP

San Jose, California

February 14, 2001